SALES AGREEMENT

Among

[INTERMEDIARY]

and

PIMCO INVESTMENTS LLC

This Sales Agreement (“Agreement”) is made as of _____________, 20__ by and between PIMCO Investments LLC (“Distributor”), a Delaware limited liability company, and ________________________________ (“Intermediary”), a ____________________________.

R E C I T A L S

WHEREAS, all sales and redemptions of shares of PIMCO Variable Insurance Trust and PIMCO Equity Series VIT (each a “Trust” and together the “Trusts”) requested by Intermediary and contemplated herein shall be made in conformity with the terms set forth herein;

WHEREAS, Intermediary has entered into agreements with the insurance companies listed in Exhibit A hereto and hereafter as supplemented in writing to Distributor by Intermediary (each a “Company” and collectively, the “Companies”) to place or arrange for placement of purchase and redemption orders (“Orders”) of shares (“Shares”) of any series of the Trusts now in existence or formed thereafter (the “Portfolios”), on behalf of the Companies’ segregated asset accounts (the “Accounts”);

NOW, THEREFORE, Distributor and Intermediary hereby agree to the following terms and conditions:

1.  Authorizations; Offering.

a.  Distributor hereby authorizes Intermediary on a non-exclusive basis and subject to applicable law, rule and regulation; the terms and conditions of the then current prospectuses (including Statutory Prospectuses and Summary Prospectuses as defined in Rule 498 under the Securities Act of 1933 (“1933 Act”) and any supplements thereto as may be filed from time to time) and any statement of additional information (“SAI”) of the Portfolios (collectively, the then current Statutory Prospectuses, Summary Prospectuses and SAIs of the Portfolios and supplements thereto are hereinafter referred to as the “Prospectuses”); other applicable documentation; reasonable instructions of the Distributor; and the terms set forth herein, to place or arrange for Orders on behalf of the Accounts, to the extent Intermediary is authorized to act on behalf of such Accounts pursuant to its agreement with the applicable Company.

b.  This Agreement shall not be deemed to obligate Intermediary to place or arrange for placement, or Distributor to accept, Orders except as instructed by the relevant Company in accordance with the terms of Intermediary’s agreement with that Company.

c.  Intermediary understands and acknowledges that: (i) Distributor may enter into other similar agreements and arrangements with other financial intermediaries; (ii) that nothing herein shall constitute Distributor and Intermediary as a selling syndicate, association, joint venture, partnership, unincorporated business or other separate legal entity, or otherwise serve as the basis to conclude that Distributor and Intermediary are partners; and (iii) Intermediary is solely the agent of the Companies and is not agent of Distributor or the Trusts.

2.  Transactions in Shares.

a.  Intermediary shall not place an Order with Distributor except for the purpose of placing or otherwise fulfilling Orders provided to Intermediary by or on behalf of the Accounts by authorized persons, including a Company. Intermediary shall only place Orders on behalf of Accounts that are eligible to invest in the Portfolios as described in the Prospectuses and may not place any conditional Orders.

b.  Intermediary shall not intentionally withhold placing Orders for Shares to profit as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering or redemption price of the applicable class of Shares).

c.  Distributor will pay no compensation to Intermediary under this Agreement.

3.  Purchase and Redemption Procedures.

a.  Receipt and acceptance of Orders (or relevant transactional information therefor) by Company from a holder of a variable life insurance and/or variable annuity contract on any day the applicable Portfolio is open for business and on which the applicable Portfolio calculates its net asset value pursuant to the rules of the Securities and Exchange Commission (“SEC”) (a “Business Day”) prior to the time that such Portfolio ordinarily calculates its net asset value as described in such Portfolio’s Prospectus (which as of the date of execution of this Agreement is normally 4:00 p.m. Eastern Time each Business Day) shall constitute receipt and acceptance by such Portfolio on that same Business Day, provided that such Portfolio or its designated agent receives notice of such Order by Intermediary by 9:00 a.m. Eastern Time on the following Business Day.

i.   Intermediary shall arrange for payment of Shares on the same day that it notifies the applicable Portfolio of a purchase request for such Shares. Payment for Shares shall be made in federal funds transmitted to the applicable Portfolio by wire to be received by such Portfolio by the Portfolio’s net asset value calculation time on the Business Day such Portfolio is notified of the purchase request for Shares. If federal funds are not received on time, such funds will be invested, and Shares purchased thereby will be issued, as soon as practicable and Intermediary shall promptly, upon the applicable Portfolio’s or Distributor’s request, reimburse such Portfolio for any charges, costs, fees, interest or other expenses incurred by such Portfolio in connection with any advances to, or borrowing or overdrafts by, such Portfolio, or any similar expenses incurred by such Portfolio, as a result of portfolio transactions effected by such Portfolio based upon such purchase request.

ii.   Payment for Shares redeemed by or on behalf of the relevant Account shall be made in federal funds transmitted by wire to the Account or any other designated person as instructed by Intermediary (in accordance with its arrangement with the Company) on the Business Day after the applicable Portfolio is properly notified of the redemption order of such Shares except that each Portfolio reserves the right to redeem Shares in assets other than cash and to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the Investment Company Act of 1940 (“1940 Act”) and any rules thereunder, and in accordance with the procedures and policies of such Portfolio as described in the Prospectus.

b.  The applicable Trust or its designated agent shall use its best efforts to make the net asset value per share for each Portfolio available to the applicable Company after receipt of an Order by Intermediary by 7:00 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Portfolio is calculated, and shall calculate such net asset value in accordance with such Portfolio’s Prospectus. Neither the Trusts, any Portfolio, the Distributor, nor any of their affiliates shall be liable for any information provided to Intermediary pursuant to this Agreement which information is based on incorrect information supplied by Intermediary or Company. Furthermore, neither the Trusts, any Portfolio, the Distributor nor any of their affiliates shall be liable for any losses that arise out of fulfilling Orders or other instructions received from Intermediary that were based on incorrect information or duplicative Orders supplied by Intermediary or Company. For the avoidance of doubt, Intermediary will be responsible for reimbursing the Trusts, any Portfolio, the Distributor and any of their affiliates for such losses.

c.  Intermediary shall use its best efforts to provide Distributor with Orders promptly after receipt of such Orders from Company and in no case shall Intermediary provide Distributor with Orders later than 9:00 a.m. Eastern Time the Business Day after the Intermediary receives such Orders.

d.  Intermediary acknowledges that: (i) all Orders are subject to acceptance and confirmation thereof by Distributor (or its delegate) on behalf of a Portfolio and (ii) a Portfolio and/or Distributor reserves the right to reject any Order for any or no reason.

e.  The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive.

4.  Compliance Matters. In connection with its duties and obligations hereunder, Intermediary will at all times comply with: (i) the terms of each Portfolio’s Prospectus and other applicable documentation; (ii) all applicable laws, rules and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986 (the “Code”), as the case may be; and (iii) the regulations, notices and other requirements of any self-regulatory organization of which the Intermediary is a member.

5.  Representations and Warranties.

a.	Each party hereto represents, warrants, and covenants that:

i.  it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

ii.  its entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding the party has with any other person, corporation, or other entity; and

iii.  it has obtained all registrations, licenses and regulatory authorizations necessary to permit it to perform the activities hereunder and shall maintain all such registrations, licenses and authorizations during the term of this Agreement.

b.	Intermediary further represents, warrants, and covenants that:

i.  it has due authority to take each act it takes on behalf of each of the Companies and their Accounts;

ii.  Intermediary has been duly appointed and authorized by Company to act as Company’s agent; and

iii.  Intermediary will only submit Orders to Distributor on behalf of Accounts that it reasonably believes after appropriate due diligence are segregated asset accounts whose interests are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and regulations thereunder. Intermediary will notify Distributor and the Trusts immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

6.  State Filing Requirements. Distributor shall not be responsible for any notices or other applicable filings that are necessary to permit Intermediary to engage in the offer and sale of mutual fund shares or the provision of services contemplated hereunder under state law.

7.  Use of Name. Except as otherwise expressly provided herein, Intermediary shall neither use nor allow its officers, employees, agents or registered representatives to use the name or logo of: (i) the Portfolios or any adviser or sub-adviser to the Portfolios; (ii) Distributor or any of its affiliates; or (iii) any products or services sponsored, managed, advised, administered or distributed by the Distributor or any of its affiliates, for advertising, trade or other commercial or non-commercial purposes, without the express prior written consent of the Distributor.

8.  Indemnification; Limitation on Damages.

a.  Intermediary shall indemnify and hold harmless each Trust, Distributor and each of their directors, trustees, officers, employees, and each person, if any, who controls any of them within the meaning of the 1933 Act, against any losses, claims, damages, liabilities or expenses (“Losses”) to which an indemnitee may become subject insofar as such Losses or actions in respect thereof arise out of or are based upon (i) Intermediary’s gross negligence or willful misconduct in performing hereunder; (ii) any material failure by Intermediary to comply with any provision of this Agreement, the Prospectus, other applicable Portfolio documentation or applicable laws, rules and regulations; (iii) any material breach by Intermediary of a representation or warranty made in this Agreement; or (iv) any untrue statement or representation made by Intermediary with respect to a Portfolio or Shares other than statements contained in the Prospectuses, mutual fund advertisement and/or sales literature published by Distributor, or supplemental material authorized by Distributor.

b.  An indemnitor will reimburse an indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such Loss, claim or action. This indemnity provided in this Section 8 will be in addition to any liability which an indemnitor may otherwise have.

c.  If an indemnitee hereunder receives notice of the commencement of an action and wishes to seek indemnification hereunder, the indemnitee will notify the indemnitor of such commencement within 10 days after the summons or other first legal process has been served. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 8. If any such action is brought against any indemnitee and it properly notifies the indemnitor of such commencement, the indemnitor may assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the indemnitee(s) in such action entitled to indemnification hereunder may participate in the defense or preparation of the defense of any such action. If the indemnitor elects to assume the defense of any such action and retain counsel: (i) the indemnitee(s) shall bear the fees and expenses of any additional counsel retained by any of them and (ii) the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s), or permit a default or consent to the entry of any judgment in respect thereof, unless each indemnitee receives from the claimant a release from all liability in respect of such claim. If the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for the fees and expenses of counsel agreed upon by indemnitor and indemnitee.

d.  THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.  Privacy. Each party hereto agrees to comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the SEC, as well as with any other applicable federal or state privacy laws and regulations. Intermediary shall implement and maintain appropriate security measures for personal information of Portfolio shareholders and others in accordance with applicable laws, rules and regulations. The parties agree that any “Non-Public Personal Information,” as the term is defined in Regulation S-P that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party acknowledges that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over the disclosing party.

10.  Anti-Money Laundering; Sanctions; Anti-Corruption.

a.  Intermediary represents and warrants that it has developed, implemented, and agrees to maintain an anti-money laundering program, including a customer due diligence program, reasonably designed to comply with all applicable anti-money laundering laws, including but not limited to the Bank Secrecy Act of 1970 (“BSA”), as amended by the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), and the Money Laundering Control Act of 1986, each as amended from time to time, and any rules adopted thereunder by the Financial Crimes Enforcement Network, and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Intermediary conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency. Intermediary further represents and warrants that its anti-money laundering program includes written policies, a designated anti-money laundering compliance officer, ongoing training for employees, an independent audit to test the implementation of the program, a customer identification program, and risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to: (i) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile; and (ii) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information. Intermediary further represents and warrants that: (i) its anti-money laundering program shall be applied to its customers that purchase Shares of a Fund, consistent with its written procedures; (ii) it will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased Shares of the Fund sold by Intermediary necessary for the Distributor or the Fund to comply with the BSA; (iii) it will notify the Distributor, in writing, if it is found, by its compliance officer, an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or its anti-money laundering program; and (iv) Intermediary will promptly notify Distributor or a Fund if Intermediary concludes that any shareholder has engaged in illegal or other conduct that warrants remedial account actions, such as freezing or closure of the shareholder’s account with Intermediary, and Intermediary will thereafter cooperate in good faith to provide such information as Distributor requires to satisfy its own anti-money laundering obligations. To help the government fight the funding of terrorism and money laundering activities, the USA PATRIOT Act requires certain financial institutions, including broker-dealers, to obtain, verify, and record information that identifies each person who establishes a customer relationship. When an intermediary establishes a relationship with the Distributor, the Distributor may ask for the intermediary’s name, address, government identification number and other information and documents that will allow the Distributor to identify and verify the intermediary, in accordance with the Distributor’s obligations under the USA PATRIOT Act. Intermediary agrees to provide such information upon the Distributor’s request.

b.  Intermediary represents and warrants that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Intermediary represents and warrants that it has complied with Sanctions in all material respects and has policies, procedures, and internal controls which are reasonably designed to ensure compliance with Sanctions. Intermediary and its officers, directors, employees and other representatives will not, in violation of Sanctions, engage in any activities that directly or indirectly involve any Person, country, or territory that is subject to Sanctions. Intermediary acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Intermediary will provide reasonable assistance to Distributor and the Funds in connection with their respective obligations under the applicable Sanctions. Intermediary will promptly disclose to Distributor or a Fund if Intermediary becomes aware that any shareholder is subject to Sanctions or of any other activity related to this Agreement in breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach.

c.  Intermediary represents, warrants, and covenants that (i) it and its officers, directors, employees, agents and other representatives (together with Intermediary, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Intermediary shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

11.  Abusive Trading Practices; Shareholder Information Agreement. Intermediary shall make reasonable efforts to assist the Trusts’ service providers (including Distributor and the Trusts’ transfer agent) to detect, prevent and report excessive, short-term trading of Shares and other abusive trading practices, including “market timing.” If Intermediary has actual knowledge of violations of Trust policies (as set forth in the applicable Prospectuses) or applicable law regarding (i) the timing of Orders and pricing of Shares, or (ii) excessive short-term trading, market timing or other abusive trading practices, Intermediary shall promptly report such known violations to Distributor.

12.  Records. Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. In addition, Intermediary shall provide representatives of Distributor and Company with reasonable access to its personnel and its records to enable them to monitor the quality of

Intermediary’s activities pursuant to this Agreement and Intermediary’s compliance with this Agreement and applicable law, rule and regulation. The parties shall cooperate in good faith in providing records to one another.

13.  Term, Termination and Assignment.

a.  Intermediary may terminate this Agreement by giving 30 days’ written notice to Distributor, Distributor may terminate this Agreement immediately upon notice to Intermediary and this Agreement shall terminate automatically: (1) with respect to a Portfolio in the event that the Portfolio liquidates or reorganizes into another investment company, (2) in the event that Intermediary ceases to be a member in good standing of FINRA, (3) upon Intermediary violating any anti-money laundering, sanctions, or anti-bribery or corruption laws or engaging in any other unlawful conduct referenced in Section 10, and (4) with respect to a Company upon the effective date of the termination of the participation agreement among Company, Distributor and the Trusts.

b.  This Agreement shall inure to the benefit of the successors and assigns of any party hereto, provided, however, that no party may assign this Agreement without the prior written consent of the other party, except that Distributor may assign this Agreement to an affiliate that provides similar services to a Portfolio upon 30 days’ prior written notice to Intermediary unless such an assignment would be deemed an assignment within the meaning of applicable provisions of the 1940 Act.

14.  Subcontracting. Each party may appoint and compensate from their respective resources one or more other entities (each a “delegate”) to perform any or all of their respective obligations under this Agreement on a subcontracted basis so long as the party has undertaken commercially reasonable due diligence to ensure the delegate possesses the requisite expertise, personnel and resources to perform such obligations, and obtains a written agreement from the delegate related to the services to be performed in connection with this Agreement. If either party appoints one or more delegates to perform any or all of their respective obligations under this Agreement on a subcontracted basis, the appointing party will remain liable to the other party for the delegated acts and omissions of such delegates as if the appointing party itself performed (or failed to perform) such obligations.

15.  Freedom to Act. Nothing herein shall limit the authority of the Distributor to take such lawful action as it may deem appropriate or advisable in connection with all matters relating to the operation of Portfolios and the sale and redemption of the Shares. Nothing herein shall preclude a Trust’s Board of Trustees from taking any actions it deems necessary in furtherance of its fiduciary duties, which may include refusing to sell Shares to any person or suspending or terminating the offer of any Shares.

16.  Notice. Notice hereunder shall be in writing and delivered personally, mailed by certified mail or courier service to the party’s address identified on the signature page hereof or such other address as the party may by written notice provide to the other party. Such notice shall be deemed to have been given (i) immediately when delivered personally; (ii) three days after the date of mailing; and (iii) one day after delivered by overnight courier service.

17.  Amendment. This Agreement may be amended upon execution of a written amendment by each party hereto. In addition, Intermediary agrees that Distributor may amend or modify this Agreement without the written consent of Intermediary, upon (i) the provision of not less than 30 days’ written notice to Intermediary and (ii) any act by Intermediary in reliance on this Agreement, as amended, including the submission of an Order.

18.  Governing Law; Venue; Waiver of Jury Trial.

a.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York and the applicable provisions of federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of federal law, the latter shall control.

b.  Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan and the courts of the State of New York located in the County of New York in any action to enforce, interpret or construe any provision of this Agreement and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

c.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

19.  Complete Agreement/Other Agreements. Other than as set forth herein, this Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement shall be binding upon all parties hereto when executed by all parties and supersedes any prior agreement or understanding among the parties with respect to the subject matter hereof.

20.  Severability. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement.

21.  Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, Distributor and Intermediary shall not be responsible for delays or errors caused by acts of God or by circumstances beyond their reasonable control, provided that the party relying on this provision has adopted, implemented and appropriately maintained a commercially reasonable and regulatory compliant business continuity plan and makes reasonable efforts to mitigate damages.

22.  Survival; Headings; Counterparts. The provisions of Sections 8, 9, 10, 13 and 18 hereof shall survive termination of this Agreement. The Section headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:

Name:

Title:

Address for notice:

1633 Broadway 44th Floor
New York, NY 10019
Attention: Legal

[Intermediary]

By:

Name:

Title:

Address for notice:

EXHIBIT A

Insurance Companies